                                                                      EXHIBIT 23


                               CONSENT OF KPMG LLP

Board of Directors
Atlantic Premium Brands, Ltd.:

We consent to incorporation by reference in the registration statements (No. 33-80010 and 333-39561) on Form S-8 of Atlantic Premium Brands, Ltd. of our report dated March 14, 2003, relating to the consolidated balance sheets of Atlantic Premium Brands, Ltd. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Atlantic Premium Brands, Ltd.

Our report refers to a change in 2002 in the method of accounting for goodwill.



/s/ KPMG LLP


Chicago, Illinois
March 25, 2003